Exhibit 99.1

2301 W. Big Beaver Road• Suite 525 • Troy, MI 48084 • 248.649.2301 • www.talmerbank.com

FOR IMMEDIATE RELEASE

Talmer Bancorp, Inc.

Board of Directors Announcement

Troy, Mich. (November 21, 2014) — (NASDAQ TLMR) Talmer Bancorp, Inc. announced today that Wilbur L. Ross, Jr. has resigned from its Board of Directors.  Talmer’s Board is scheduled to meet in December 2014 to address the vacancy resulting from Mr. Ross’ resignation.  WL Ross & Co. intends to nominate Denny Kim to the Board at that time.

Mr. Kim is a Vice President at WL Ross & Co and has worked closely with the Talmer team since WL Ross & Co’s initial investment in the Company.  Mr. Kim would replace Mr. Ross who has served on the Talmer’s Board since 2010.

“It has been an honor and privilege to have Mr. Ross as an active Board member but we have every confidence that upon official appointment, Mr. Kim will carry forward the valued contributions we have come to expect from Mr. Ross and WL Ross & Co.,” said Gary Torgow, Chairman of Talmer Bancorp, Inc.

Mr. Ross resigned from the Board due to regulatory restrictions in the European Union which limit the number of directorships a bank officer may hold.  Mr. Ross was recently appointed Vice Chairman of the Bank of Cyprus following a recent investment by WL Ross & Co.  “I regret having to resign from the Board of Talmer Bancorp, along with several other companies with whom I have worked closely, but I am pleased to recommend Denny to the Board, and I am fully confident in his ability to contribute to Talmer’s continued success.  WL Ross & Co and its affiliates remain a major shareholder of Talmer and I will continue to be engaged with this well-managed Company,” said Mr. Ross.

Mr. Kim joined WL Ross & Co. in 2010 and is primarily responsible for investments in financial services companies. Prior to joining WL Ross & Co., Mr. Kim worked at J.C. Flowers & Co., a private equity firm focused exclusively on the financial services sector. Mr. Kim began his career in Credit Suisse First Boston’s Investment Banking Division, where he advised on mergers, acquisitions and capital raising initiatives for financial institutions. Mr. Kim holds an M.B.A. from the Tuck School of Business at Dartmouth and a B.A. from Northwestern University.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, operating through branches and lending offices in Michigan, Ohio, Indiana, Maryland, Nevada, and Illinois, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals. For more information, please visit www.talmerbank.com.

For further information, contact:

Angela Spencer Ford

MultiConnect

248.331-1147 Office

aford@multiconnectmarketing.com